CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-169436 and 333-177026 on Form S-8 and Registration Statement No. 333-220380 on Form S-3 of our reports dated February 22, 2018, relating to the consolidated financial statements and financial statement schedule of Global Payments Inc. and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company changing its fiscal year end from May 31 to December 31 in 2016), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
February 22, 2018